Exhibit 99.1

Vanda Pharmaceuticals Confirms Receipt of Revised Unsolicited Takeover Proposal from Future Pak

No Shareholder Action Required at This Time

WASHINGTON, May 7, 2024 /PRNewsire/ – Vanda Pharmaceuticals Inc. (“Vanda” or the “Company”) (Nasdaq: VNDA) today confirmed that it has received a revised unsolicited proposal from Future Pak, LLC (“Future Pak”) to acquire the Company. The revised proposal consists of a $7.25 to $7.75 per share in cash plus certain Contingent Value Rights (“CVRs”). The amended proposal follows Vanda’s review and rejection of a prior unsolicited proposal from Future Pak to acquire the Company for $7.25-$7.75 per share.

Consistent with its fiduciary duties, and in consultation with its independent financial and legal advisors, Vanda’s Board of Directors will carefully review and evaluate the revised unsolicited proposal to determine the course of action that it believes is in the best interests of Vanda and its shareholders.

Vanda does not intend to comment further on the revised, unsolicited proposal before the Board has completed its review.

There is no action for shareholders to take at this time.

About Vanda Pharmaceuticals Inc.

Vanda is a leading global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com and follow us on X @vandapharma.

Vanda Corporate Contact:

Kevin Moran

Senior Vice President, Chief Financial Officer and Treasurer Vanda Pharmaceuticals Inc.

202-734-3400

pr@vandapharma.com

Jim Golden / Jack Kelleher / Dan Moore

Collected Strategies

VANDA-CS@collectedstrategies.com